Exhibit 99.1

Contact:	Nicholas M. Rolli
(917) 663-3460

Timothy R. Kellogg
(917) 663-2759

ALTRIA GROUP, INC.

CHAIRMAN AND CEO LOUIS C. CAMILLERI

PRESENTS AT MORGAN STANLEY GLOBAL CONSUMER CONFERENCE

Reaffirms Previously Disclosed Earnings Guidance

Highlights Improving Litigation Environment

NEW YORK, November 5, 2003 — Altria Group, Inc. (NYSE: MO) Chairman and Chief Executive Officer Louis C. Camilleri, speaking at the Morgan Stanley Global Consumer Conference at the Grand Hyatt Hotel in New York City, told investors today that Altria is focused on “a single overriding objective — to deliver superior returns to shareholders over the long-term.”

The full text of Mr. Camilleri’s remarks will be posted to the investor relations section of the Altria Web site at www.altria.com later in the day on November 5, 2003.

2003 Full-Year Guidance

During his presentation, Mr. Camilleri confirmed Altria’s previously disclosed earnings guidance of $4.50 to $4.60 per share for the full year 2003 on a GAAP basis, including charges, and said, “We are comfortable with the current consensus estimate of $4.53 on a GAAP basis, including charges, for our 2003 full-year diluted earnings per share.”

Improvement in Litigation Environment

Mr. Camilleri emphasized that, “2003 has been a watershed year for tobacco litigation, with positive implications extending many years into the future.”

He pointed specifically to a number of major developments in 2003, including the U.S. Supreme Court decision in the State Farm case in April reining in excessive punitive damages, decertification of the Engle class action in Florida in May, and a ruling in the Price case in September by the Illinois Supreme Court, upholding the original appeal bond and announcing that it would hear Philip Morris USA’s appeal without need for intermediate appellate court review.

Outlook for Operating Companies

Regarding the outlook for Altria’s operating companies in 2004 and beyond, Mr. Camilleri said:

•	Philip Morris USA will be in a position to improve its operating companies income performance in 2004 with growth in the low single digits as the economy recovers.

•	Philip Morris International (PMI) total volume in 2003 will be up around 2%. However, in the longer term, PMI is confident that its volume growth will be approximately 3% to 4%, excluding acquisitions. PMI’s operating companies income should be able to grow in the high single digits, without acquisitions, and subject to currency — although in certain years PMI may exceed that rate of growth.

•	Kraft has acknowledged that 2004 will be a difficult year. Kraft is addressing its challenges and is taking the actions needed to restore growth. Kraft has committed $200 million in incremental marketing spending between September and December of this year, primarily behind cheese, cold cuts, coffee and biscuits, and is encouraged by the progress to date. Kraft expects to grow discretionary cash flow by more than 10% this year.

•	Philip Morris Capital Corporation is expected to generate cash flow of nearly $1 billion by year-end 2003, reflecting its shift in strategic focus to maximizing gains and generating cash flow from its leased assets.

Cash Flow Projection and Closing Remarks

Mr. Camilleri projected discretionary cash flow after capital expenditures of $50 billion in the five years through 2007 for Altria Group, Inc. “We will continue to use the vast majority of this cash to reward shareholders through dividends and share repurchases,” Mr. Camilleri said.

In closing, Mr. Camilleri said, “The entire management team is committed to delivering superior returns to our shareholders and I can assure you that the Altria Board joins us in that commitment. I am confident that the Board will fully consider all alternatives in deciding how best to achieve that goal, once the litigation environment permits.”

Altria Group, Inc. Profile

Altria Group, Inc. is the parent company of Kraft Foods Inc., with approximately 84% ownership of outstanding Kraft common shares, Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation. In addition, Altria Group, Inc. has a 36% economic interest in SABMiller plc, the world’s second-largest brewer. The brand portfolio of Altria Group, Inc.’s consumer packaged goods companies includes such well-known names as Kraft, Jacobs, L&M, Marlboro, Maxwell House, Nabisco, Oreo, Oscar Mayer, Parliament, Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2002 net revenues of $80.4 billion.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

Prior to January 27, 2003, Altria Group, Inc. was named Philip Morris Companies Inc. This news release refers to Altria Group, Inc. even when historical events took place under the company’s former name.

On May 30, 2002, Altria Group, Inc. announced an agreement with South African Breweries plc (SAB) to merge Miller Brewing Co. into SAB. The transaction closed on July 9, 2002 and SAB changed its name to SABMiller plc (SABMiller). The transaction resulted in a pre-tax gain of $2.6 billion or $1.7 billion after-tax in the third quarter of 2002. Altria records its share of SABMiller’s net earnings based on its economic ownership percentage in minority interest in earnings, net, on the condensed consolidated statement of earnings.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Altria Group, Inc.’s consumer products subsidiaries are subject to unfavorable currency movements; intense price competition, changes in consumer preferences and demand for their products; changing prices for raw materials, fluctuations in levels of customer inventories and the effects of foreign economies and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products in a consolidating environment at the retail and manufacturing levels; to improve productivity; and to respond effectively to changing prices for their raw materials.

Altria Group, Inc.’s tobacco subsidiaries (Philip Morris USA and Philip Morris International) continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the company’s understanding of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; price disparities and changes in price disparities between premium and lowest-price brands; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.

As a result of recent actions by credit rating agencies, Altria Group, Inc. is currently unable to access the commercial paper market and must rely on its revolving credit facilities instead.

Altria Group, Inc.’s financial services subsidiary (Philip Morris Capital Corporation) is subject to the effects of a weak economy, particularly with respect to aircraft leases to the troubled airline industry.

Altria Group, Inc.’s consumer products subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the period ended December 31, 2002 and its Quarterly Report on Form 10-Q for the period ended June 30, 2003. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

Audio Webcast

Remarks by Mr. Camilleri were Web cast on November 5, 2003, at www.altria.com. The text of Mr. Camilleri’s business presentations is being posted to the company’s Web site later in the day on November 5 and an archived copy of the Web cast and text of the business presentations will be available until 5:00 p.m. eastern time November 12, 2003.

# # #

5